Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CDL MEDICAL TECHNOLOGIES, INC.,

KEITH E. LOISELLE,

DAVID J. SIMILE

and

INSIGHT HEALTH CORP.

Dated as of June 19, 2003

TABLE OF CONTENTS

1.	Definitions and Usage
	1.1	Definitions
	1.2	Usage

2.	Sale and Transfer of Assets; Closing
	2.1	Assets to be Sold
	2.2	Excluded Assets
	2.3	Consideration
	2.4	Liabilities
	2.5	Allocation
	2.6	Closing
	2.7	Closing Obligations
	2.8	Purchase Price Adjustments
	2.9	Consents

3.	Representations and Warranties of Seller and Shareholders
	3.1	Organization and Good Standing
	3.2	Enforceability; Authority; No Conflict
	3.3	Capitalization
	3.4	Financial Statements
	3.5	Books and Records
	3.6	Sufficiency of Assets
	3.7	Description of Real Property
	3.8	Title to Assets; Encumbrances
	3.9	Condition of Tangible Personal Property
	3.10	No Undisclosed Liabilities
	3.11	Taxes
	3.12	No Material Adverse Change
	3.13	Employee Benefits
	3.14	Compliance with Legal Requirements; Governmental Authorizations
	3.15	Legal Proceedings; Orders
	3.16	Absence of Certain Changes and Events
	3.17	Contracts; No Defaults
	3.18	Environmental Matters
	3.19	Employees
	3.20	Labor Disputes; Compliance
	3.21	Intellectual Property

i

	3.22	Relationships with Related Persons
	3.23	Brokers or Finders
	3.24	Solvency
	3.25	Regulatory Matters
	3.26	Medicare/Medicaid Participation
	3.27	Disclosure
	3.28	Knowledge of Breach

4.	Representations and Warranties of Buyer
	4.1	Organization and Good Standing
	4.2	Authority; No Conflict
	4.3	Financing
	4.4	Certain Proceedings
	4.5	Brokers or Finders
	4.6	Knowledge of Breach
	4.7	Qualified Reseller

5.	Covenants of Seller Prior to Closing
	5.1	Access and Investigation
	5.2	Operation of the Business of Seller
	5.3	Negative Covenant
	5.4	Required Notices and Approvals
	5.5	Notification
	5.6	No Negotiation
	5.7	Best Efforts
	5.8	Audited Financial Statements
	5.9	Payment of Liabilities
	5.10	Change of Name
	5.11	Pennsylvania RAM License

6.	Covenants of Buyer Prior to Closing
	6.1	Required Notices and Approvals
	6.2	Best Efforts
	6.3	Notification
	6.4	Service Contracts

7.	Conditions Precedent to Buyer’s Obligation to Close
	7.1	Accuracy of Representations
	7.2	Seller’s Performance

	7.3	Consents
	7.4	Closing Documents
	7.5	No Proceedings
	7.6	No Conflict
	7.7	Governmental Authorizations
	7.8	Employees
	7.9	Financing
	7.10	No Injunction
	7.11	No Material Adverse Change
	7.12	Audited Financial Statements
	7.13	Encumbrances
	7.14	Lease
	7.15	RAM Licenses
	7.16	Billing Compliance

8.	Conditions Precedent to Seller’s Obligation to Close
	8.1	Accuracy of Representations
	8.2	Buyer’s Performance
	8.3	Consents
	8.4	Closing Documents
	8.5	No Injunction
	8.6	Lease
	8.7	Reseller Certificates

9.	Termination
	9.1	Termination Events
	9.2	Effect of Termination

10.	Additional Covenants
	10.1	Employees and Employee Benefits
	10.2	Payment of All Taxes Resulting from Sale of Assets by Seller
	10.3	Reports and Returns
	10.4	Assistance in Proceedings
	10.5	Noncompetition, Nonsolicitation and Nondisparagement
	10.6	Customer and Other Business Relationships
	10.7	Retention of and Access to Records
	10.8	Further Assurances
	10.9	Tax Matters
	10.10	Use of Name

11.	Indemnification; Remedies
	11.1	Survival
	11.2	Indemnification and Reimbursement by Seller and Shareholders
	11.3	Indemnification and Reimbursement by Buyer
	11.4	Limitations on Amount – Seller and Shareholders
	11.5	Limitations on Amount – Buyer
	11.6	Time Limitations
	11.7	Escrow
	11.8	Third-Party Claims
	11.9	Other Claims
	11.10	Exclusive Remedy
	11.11	Mitigation

12.	Confidentiality
	12.1	Pre-Closing Obligations
	12.2	Post-Closing Obligations
	12.3	Exceptions

13.	General Provisions
	13.1	Expenses
	13.2	Public Announcements
	13.3	Notices
	13.4	Jurisdiction; Service of Process
	13.5	Enforcement of Agreement
	13.6	Waiver; Remedies Cumulative
	13.7	Entire Agreement and Modification
	13.8	Schedules
	13.9	Assignments, Successors and No Third-Party Rights
	13.10	Severability
	13.11	Construction
	13.12	Time of Essence
	13.13	Governing Law
	13.14	Execution of Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of June 19, 2003, by and among InSight Health Corp., a Delaware corporation (“Buyer”), CDL Medical Technologies, Inc., a Pennsylvania corporation (“Seller”), Keith E. Loiselle, a resident of Pennsylvania (“Loiselle”), and David J. Simile, a resident of Pennsylvania (“Simile”) (Loiselle and Simile are referred to herein as “Shareholders”).

RECITALS

Shareholders own 100 shares of the common stock, par value $1.00 per share, of Seller, which constitute 100% of the issued and outstanding shares of capital stock of Seller. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.                                      DEFINITIONS AND USAGE

1.1                               Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Actual Knowledge” – Seller will be deemed to have Actual Knowledge of a particular fact or other matter if any of Keith E. Loiselle, President of Seller, David J. Simile, Chief Operating Officer of Seller, Lon Wilson, Vice President of Nuclear Operations of Seller, or Ted Caveglia, Vice President of Operations of Seller is actually aware of that fact or matter.  Buyer will be deemed to have Actual Knowledge of a particular fact or other matter if any of Mike Boylan, Chief Development Officer of Buyer, Jaye Connolly, Vice President, Mergers and Acquisitions of Buyer, Marilyn MacNiven-Young, General Counsel of Buyer, Bob Mentzer, Senior Vice President, Mobile Operations of Buyer, or Brian Woodbury, Senior Vice President, Mobile Sales of Buyer is actually aware of that fact or matter.

“Adjusted Purchase Price” – as defined in Section 2.3.

“Assets” – as defined in Section 2.1.

“Assignment and Assumption Agreement” – as defined in Section 2.7(a)(ii).

“Assumed Liabilities” – as defined in Section 2.4(a).

“Audited Balance Sheet” – the audited balance sheet of Seller as of December 31, 2002 delivered by Seller to Buyer pursuant to Section 5.8.

“Audited Financial Statements” – as defined in Section 5.8.

“Basket” – as defined in Section 11.4.

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” – as defined in Section 2.7(a)(i).

“Bulk Sales Laws” – as defined in Section 5.9.

“Business” – the provision of services in the fields of CT, lithotripsy, cardiac catheterization, PET and MRI, as conducted by Seller immediately prior to the Closing.

“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Business Material Adverse Effect” – a material adverse effect on the Assets or the Business, except for any material adverse effect due to (i) conditions generally adversely affecting the industry of which the Business is a part, so long as such conditions do not disproportionately affect the Business or the Assets, (ii) general economic or business conditions, (iii) the announcement or pendency of the Contemplated Transactions or (iv) compliance by Seller with the terms of this Agreement.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Group” – as defined in Section 5.1.

“Buyer Indemnified Persons” – as defined in Section 11.2.

“Buyer’s Closing Documents” – as defined in Section 4.2(a).

“Certified Damages Amount” – as defined in Section 11.1.

“Closing” – as defined in Section 2.6.

“Closing Date” – the date on which the Closing actually takes place.

“Closing Statement” – a statement prepared in good faith by Seller setting forth the following information:  (i) Seller’s computation of the EBITDA Differential and the EBITDA Audit Adjustment, (ii) Seller’s computation of the Customer Adjustment and (iii) Seller’s computation of the Adjusted Purchase Price.

“Code” – the Internal Revenue Code of 1986, as amended.

“Competitive Business” – as defined in Section 10.5(a).

“Confidential Information” – any information concerning the businesses and affairs of Buyer or Seller.

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

“Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Credit Agreement”  – the Credit Agreement, dated as of October 17, 2001, as amended, among Buyer, certain affiliates of Buyer, Bank of America, N.A. and the other lenders identified therein.

“Customer Adjustment”  – as defined in Section 2.8(b).

“Damages” – as defined in Section 11.2.

“EBITDA” – with respect to any period, earnings before interest, income and franchise taxes, depreciation and amortization, all in accordance with GAAP.

“EBITDA Audit Adjustment” – the result of multiplying the EBITDA Differential by 5.1.

“EBITDA Differential” – the positive or negative difference between the EBITDA of Seller as reflected on the statements of income for the year ended December 31, 2002 included in the Audited Financial Statements, and EBITDA as reflected on the Unaudited Income Statements attached hereto as Exhibit 3.4, calculated in accordance with Section 2.8(a).

“Employee Plans” – as defined in Section 3.13(a).

“Encumbrance” – any charge, claim, community or other marital property interest, condition,

equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” – any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the environment;

(b)                                 preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

(c)                                  reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d)                                 assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

(e)                                  protecting resources, species or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)                                 cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention;

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(i)                                     the provision of safe and healthful working conditions and the reduction of occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” – as defined in Section 3.13(a).

“Escrow Agreement” – as defined in Section 2.7(a)(v).

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

“Excluded Assets” – as defined in Section 2.2.

“GAAP” – generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the by-laws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” –  any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational or other organization or body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (e) official of any of the foregoing.

“Healthcare Law” – the following laws or regulations relating to the regulation of the healthcare industry or to payment for services rendered by healthcare providers:  (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act; (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any governmental agency that administers a Federal or State Healthcare Program (including, but not limited to, Medicare, Medicaid and the Federal Civilian Health and Medical Plan of the Uniformed Services); (iii) the licensure, certification or registration requirements of healthcare facilities, services or equipment; (iv) any state certificate of need or similar law governing the establishment of healthcare facilities or service or the making of healthcare capital expenditures; (v) any state law relating to fee-splitting or the corporate practice of medicine; (vi) any state physician self referral prohibition or state anti-kickback law; (vii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any Federal or State Healthcare Program; (viii) any Federal or state law relating to the interference with or obstruction of any investigation into any criminal offense; and (ix) any criminal offense under Federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” – indebtedness for borrowed money or capital leases, including any bank debt or notes payable, and all accrued and unpaid interest relating thereto.

“Indemnified Person” – as defined in Section 11.8(a).

“Indemnifying Person” – as defined in Section 11.8(a).

“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)                                  that individual is actually aware of that fact or matter; or

(b)                                 a prudent individual would be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably diligent investigation, based on the circumstances known to such individual at the relevant time with respect to such fact or matter, regarding such fact or matter.

With respect to Seller, “Knowledge” means the Knowledge of the following individuals:  Keith E. Loiselle, President of Seller, David J. Simile, Chief Operating Officer of Seller, Lon Wilson, Vice President of Nuclear Operations of Seller, or Ted Caveglia, Vice President of Operations of Seller.

With respect to Buyer, “Knowledge” means the Knowledge of the following individuals:  Mike Boylan, Chief Development Officer of Buyer, Jaye Connolly, Vice President, Mergers and Acquisitions of Buyer, Marilyn MacNiven-Young, General Counsel of Buyer, Bob Mentzer, Senior Vice President, Mobile Operations of Buyer, or Brian Woodbury, Senior Vice President, Mobile Sales of Buyer.

“Lease” – any Seller Contract relating to the leasing or use of the Real Property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loiselle” – as defined in the first paragraph of this Agreement.

“Material Consents” – as defined in Section 7.3(a).

“Noncompetition Agreements” – as defined in Section 2.7(a)(iv).

“Non-Consenting Contracts” – as defined in Section 2.9.

“Nuclear Medicine Business” – the provision of imaging services in the fields of general nuclear medicine and nuclear cardiology, including function and profusion imaging.

“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Owned Real Property” – the real property and buildings located at 3000 Main Street, Bretz, West Virginia, which real property is more particularly described on Schedule 3.7, together with all rights and appurtenances pertaining to such property, including, without limitation, any right, title and interest of Seller in and to adjacent streets, alleys, strips, gores and rights-of-way, and any rights, easements and appurtenances pertaining to such property.

“Pass-Through Arrangement” – as defined in Section 2.9.

“Permitted Encumbrances” – as defined in Section 3.8.

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Pre-Closing Claims” – as defined in Section 11.1.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private)

commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” – as defined in Section 2.3.

“Real Property” – the real property and buildings located at 6400 Brooktree Court, Suite 350, Wexford, Pennsylvania, which real property is more particularly described on Schedule 3.7, together with all rights and appurtenances pertaining to such property, including, without limitation, any right, title and interest of Seller in and to adjacent streets, alleys, strips, gores and rights-of-way, and any rights, easements and appurtenances pertaining to such property.

“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” – With respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” – with respect to a particular Person, any director, officer, manager, senior management-level employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Consents” – as defined in Section 2.8(b).

“Restricted Territory” – as defined in Section 10.5(a).

“Retained Business” – the Nuclear Medicine Business and the Ultrasound Business.

“Retained Liabilities” – as defined in Section 2.4(b).

“Securities Act” – the Securities Act of 1933, as amended.

“Seller” – as defined in the first paragraph of this Agreement.

“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or Liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound, in each case, other than any Contract relating exclusively to the Retained Business.

“Seller’s Closing Documents” – as defined in Section 3.2(a).

“Shareholders” – as defined in the first paragraph of this Agreement.

“Simile” – as defined in the first paragraph of this Agreement.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” – all machinery, diagnostic imaging equipment, trailers, tractors, other equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller and used in the Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” – any and all taxes (whether federal, state, local or foreign) including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Contract” – as defined in Section 2.8(b).

“Terminated Customer” – as defined in Section 2.8(b).

“Third Party” – a Person that is not a party to this Agreement.

“Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transferred Employees” – as defined in Section 10.1(b).

“Transition Services Agreement” – as defined in Section 2.7(a)(vi).

“Ultrasound Business” – the provision of services in the field of ultrasound (sonographic) diagnostic imaging.

“Unaudited Balance Sheet” – as defined in Section 3.4.

“Unaudited Income Statements” – as defined in Section 3.4.

“WARN Act” – the Worker Adjustment and Retraining Notification Act.

1.2                               Usage

(a)                                  Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement,

and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        “or” (but not “and”) is used in the inclusive sense of “and/or”;

(ix)                                with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                                  Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.                                      SALE AND TRANSFER OF ASSETS; CLOSING

2.1                               Assets to be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including but not limited to the following (but excluding the Excluded Assets):

(a)                                  all Tangible Personal Property, including those items described in Schedule 2.1(a);

(b)                                 all Seller Contracts, including those listed in Schedule 3.17(a) but not including those listed in Schedule 2.2(e);

(c)                                  all Governmental Authorizations and all pending applications therefor or renewals thereof which do not relate exclusively to the Retained Business, in each case to the extent transferable to Buyer, including those listed in Schedule 3.14(b);

(d)                                 all data and Records related to the operations of the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records concerning Transferred Employees and other Records concerning the Business included in the materials described in Section 2.2(f);

(e)                                  all of the intangible rights and property of Seller not exclusively related to the Retained Business, including intellectual property assets, going concern value, goodwill and telephone and telecopy listings;

(f)                                    all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities (other than those arising from or relating to the Retained Liabilities) prior to the Closing Date, unless expended in accordance with this Agreement;

(g)                                 all claims of Seller against Third Parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(g);

(h)                                 all of the following categories of items as set forth in the Audited Balance Sheet:  (i) Equipment and vehicles – owned; (ii) Capital lease – equipment and vehicles; (iii) Office furniture; (iv) Equipment deposits; (v) Loan origination fees, net of amortization; and (vi) Security deposits; and

(i)                                     all business names, including all of Seller’s right to use the names “CDL,” “CDL Medical Technologies” or derivations thereof.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to this Agreement.

2.2                               Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)                                  all of the following categories of items: (i) Cash and cash equivalents; (ii) Accounts receivable; (iii) Investment securities; (iv) Prepaid expenses; (v) Advances to stockholders; (vi) Land; (vii) Building and improvements; (viii) Notes receivable; (ix) Investment in affiliated partnership; and (x) Customer based intangible assets;

(b)                                 all minute books, stock Records and corporate seals;

(c)                                  the shares of capital stock of Seller held in treasury;

(d)                                 all insurance policies and rights thereunder (except to the extent specified in Section 2.1(f) and (g));

(e)                                  all of the Seller Contracts listed in Schedule 2.2(e);

(f)                                    all personnel Records, and all other Records that relate exclusively to the Retained Business or that Seller is required by Legal Requirements to retain in its possession;

(g)                                 all claims to which Seller is entitled pursuant to Section 10.9(d) for refund of Taxes and other governmental charges of whatever nature;

(h)                                 all rights in connection with and assets of the Employee Plans;

(i)                                     all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Escrow Agreement;

(j)                                     all assets of Seller identified on Schedule 2.2(j);

(k)                                  Seller’s e-mail addresses; and

(l)                                     the Owned Real Property.

2.3                               Consideration

The consideration for the Assets (the “Purchase Price”) will be (x) $48,500,000, as adjusted pursuant to Section 2.8, and (y) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price, after adjustment as set forth in Section 2.8 (the “Adjusted Purchase Price”), shall be delivered by Buyer to Seller as follows: (a) $2,500,000 paid to the escrow agent pursuant to the Escrow Agreement by wire transfer of immediately available funds to an account designated in writing by the escrow agent; (b) the balance of the Adjusted Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller; and (c) execution and delivery of the Assignment and Assumption Agreement.

2.4                               Liabilities

(a)                                  Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)                                     any Liability arising after the Closing Date under the Seller Contracts described in Schedule 3.17(a) (except to the extent that the Liability arises under the Seller Contracts described on Schedule 2.4(a)(i) or arises out of or relates to a breach by Seller that occurred prior to the Closing Date);

(ii)                                  any Liability of Seller arising after the Closing Date under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (except to the extent that the Liability arises out of or relates to a breach by Seller that occurred prior to the Closing Date); and

(iii)                               any Liability to Seller’s customers (other than Terminated Customers) incurred by Seller in the ordinary course of business for nondelinquent orders or performance of services outstanding on the Closing Date and reflected on Seller’s books (except to the extent the Liability arises out of or relates to a breach by Seller that occurred prior to the Closing Date).

The Assumed Liabilities shall be the sole responsibility of and shall be paid, performed and discharged solely by Buyer.

(b)                                 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including, without limitation, and subject to, the following:

(i)                                     any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Date to the extent that it arises out of or relates to any breach by Seller that occurred prior to the Closing Date;

(ii)                                  any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets on or prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (c) any deferred Taxes of any nature;

(iii)                               any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(iv)                              any cost, damages, expense, liability, obligation or other responsibility arising from or in connection with any Environmental Law arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;

(v)                                 any Liability under the Employee Plans or relating to payroll, bonuses, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, healthcare plans or benefits or any other employee plans or benefits of any kind maintained by Seller for Seller’s employees or former employees or both;

(vi)                              any Liability under any employment, severance, retention or termination agreement between Seller and any employee of Seller or any of its Related Persons;

(vii)                           any Liability arising out of or relating to any employee grievance against

Seller whether or not the affected employees are hired by Buyer;

(viii)                        any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;

(ix)                                any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(x)                                   any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xi)                                any Liability arising out of any Proceeding pending against Seller as of the Closing Date;

(xii)                             any Liability arising out of any Proceeding commenced against Seller after the Closing Date to the extent it arises out of or relates to any breach of contract, negligence or other culpable act or failure to act prior to the Closing Date;

(xiii)                          any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xiv)                         any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xv)                            any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Date;

(xvi)                         any Liability of Seller or any of its affiliates for costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and other transaction costs incurred in connection with the Contemplated Transactions, including, without limitation, all fees of counsel to Seller, all fees of the accountants of Seller (except as set forth in Section 2.7(b)(iii)) and all compensation to brokers, finders and agents with respect to the Contemplated Transactions;

(xvii)                      any Liability of Seller with respect to Indebtedness, including, without limitation, any prepayment penalties associated therewith;

(xviii)                   any Liability arising from or relating to the Retained Business; and

(xix)                           any Liability arising from the ownership and operation of the Excluded Assets.

Notwithstanding anything in this Agreement which could be construed to the contrary, this Section 2.4(b) shall not require Seller to be liable for any Liability to the extent it would not otherwise be liable under contract, at law or in equity.

2.5                               Allocation

The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation and fair market value specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within 90 days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

2.6                               Closing

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 425 Park Avenue, New York, New York, commencing at 10:00 a.m. (local time) on the date that is two Business Days following the satisfaction or waiver of the conditions to Closing set forth in Sections 7 and 8, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7                               Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)                                  Seller and Shareholders, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)                                     a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)                                  an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii)                               such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

(iv)                              noncompetition agreements in the form of Exhibit 2.7(a)(iv), executed by each Shareholder (the “Noncompetition Agreements”);

(v)                                 an escrow agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Escrow Agreement”), executed by Seller and each Shareholder and the escrow agent identified therein, which provides that Buyer shall deposit $2,500,000 into escrow, to be held by the escrow agent identified in the Escrow Agreement in accordance with the Escrow Agreement for a term of one year from the Closing Date, with 50% of such amount eligible to be released six months following the Closing Date, unless, prior to such date, Buyer has given notice pursuant to Section 11.7 hereof or under the Escrow Agreement of a claim exceeding $1,250,000; provided, however, that notwithstanding the one-year term of the Escrow Agreement, $200,000 shall be held in escrow pending Buyer’s receipt of a certificate from the State of Connecticut stating that no taxes are due from Seller;

(vi)                              a transition services agreement in the form of Exhibit 2.7(a)(vi), executed by Loiselle (the “Transition Services Agreement”);

(vii)                           all invoices received from Herbein + Company related to the preparation and delivery of the Audited Financial Statements;

(viii)                        a certificate executed by Seller and each Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their respective covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(ix)                                a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.10 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(x)                                   a certificate in a form reasonably satisfactory to Buyer from Seller in accordance with Treasury Regulation Section 1.1445-2(b)(2) that Seller is not a foreign person;

(xi)                                an opinion of Metz Lewis LLC, dated the Closing Date, in the form of Exhibit 2.7(a)(xi);

(xii)                             the articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Department of State of Pennsylvania;

(xiii)                          if requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation;

(xiv)                         Uniform Commercial Code termination statements and/or other applicable release documents with respect to Encumbrances on the Assets, other than Permitted Encumbrances;

(xv)                            certificates dated as of a date not earlier than the tenth Business Day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the Commonwealth of Pennsylvania and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a); and

(xvi)                         such other documents as Buyer may reasonably request for the purpose of:

(A)                              evidencing the accuracy of any of Seller’s and Shareholders’ representations and warranties;

(B)                                evidencing the performance by Seller or either Shareholder of, or the compliance by Seller or either Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;

(C)                                evidencing the satisfaction of any condition referred to in Article 7; or

(D)                               otherwise facilitating the consummation or

performance of any of the Contemplated Transactions;

(xvii)                      the Closing Statement, not later than five Business Days prior to the Closing Date; and

(xviii)                   evidence reasonably satisfactory to Buyer of all amounts paid by Seller in connection with the upgrades to equipment set forth on Schedule 2.7(a)(xviii);

(b)                                 Buyer shall deliver to Seller and Shareholders, as the case may be:

(i)                                     the portion of the Adjusted Purchase Price payable pursuant to Section 2.3(b) by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three Business Days prior to the Closing Date;

(ii)                                  the Escrow Agreement, executed by Buyer and the escrow agent, together with the delivery of $2,500,000 to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent;

(iii)                               an amount by wire transfer to an account specified by Seller in writing to Buyer at least three Business Days prior to the Closing Date equal to 50% of the fees of Herbein + Company incurred in connection with the preparation and delivery of the Audited Financial Statements, as reflected in the invoices delivered pursuant to Section 2.7(a)(vii);

(iv)                              the Assignment and Assumption Agreement executed by Buyer;

(v)                                 the Noncompetition Agreements executed by Buyer;

(vi)                              a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(vii)                           a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(viii)                        an opinion of Kaye Scholer LLP, dated the Closing Date, in the form of Exhibit 2.7(b)(viii);

(ix)                                the amount specified by Seller in the evidence delivered pursuant to Section 2.7(a)(xviii) by wire transfer to an account specified by Seller in writing to Buyer at least three Business Days prior to the Closing Date; and

(x)                                   such other documents as Seller may reasonably request for the purpose of

(A)                              evidencing the accuracy of any representation or warranty of Buyer,

(B)                                evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or

(C)                                evidencing the satisfaction of any condition referred to in Article 8.

2.8                               Purchase Price Adjustments

(a)                                  EBITDA Audit Adjustment.  Each party shall fully cooperate in the determination of the EBITDA Differential, and shall review and agree upon each adjustment to each item of revenue, expense or reserve which is attributable to or affects the Business, which shall then be taken into account in determining the aggregate amount of the EBITDA Differential.  Notwithstanding anything to the contrary contained herein, the Purchase Price shall be reduced on a dollar for dollar basis to the extent the EBITDA Audit Adjustment results in a negative number.

(b)                                 Customer Adjustment.  Set forth on Schedule 2.8(b) is (i) a list of Contracts with respect to which the Consent of a Third Party thereto is required in order for Seller to assign such Contracts to Buyer hereunder (the “Required Consents”), (ii) the amount of annualized revenue attributable to each such Contract, (iii) the amount of EBITDA attributable to each such Contract (the “Attributable EBITDA”) and (iv) the amount of the adjustment to the Purchase Price in respect of each such Contract, which shall be an amount equal to the product of (A) the Attributable EBITDA for each such Contract and (B) 5.1 (the “Customer Adjustment”).  Subject to Section 2.8(c)  if, as of the Closing Date, (x) Seller has failed to procure Required Consents in respect of such Contracts, (y) any of the customers of Seller identified on Schedule 2.8(b) is no longer a customer of Seller (each such customer, a “Terminated Customer”) or (z) any such Contract is not in full force and effect (each such Contract, a “Terminated Contract”), the Purchase Price shall be decreased on a dollar for dollar basis in an amount equal to 50% of the aggregate amount of the Customer Adjustment in respect of (A) the Required Consents that have not been procured,

(B) the Terminated Customers and (C) the Terminated Contracts.

(c)                                  Limitations.  Notwithstanding anything herein to the contrary, no Customer Adjustment shall be made to the Purchase Price unless and until the aggregate amount of the Customer Adjustment would reduce the Purchase Price by more than $500,000, and then the Purchase Price shall only be adjusted for amounts in excess of such amount.

(d)                                 Payments.  Within five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a Closing Statement setting forth Seller’s good faith computation of the Adjusted Purchase Price.  Such Closing Statement will be subject to Buyer’s review as follows:

(i)                                     Within three Business Days prior to the Closing Date, Buyer will advise Seller whether it has any exceptions to the Closing Statement or the Audited Financial Statements; provided, however, that if any Terminated Customers or Terminated Contracts arise between the expiration of such three Business Day period and the Closing Date, Buyer shall have the ability to advise Seller whether it has any exceptions to the Closing Statement on or prior to the Closing Date with respect to such Terminated Customers and Terminated Contracts.  In reviewing the Closing Statement and the Audited Financial Statements, Buyer shall have the right to discuss such matters with Seller and its Representatives and to review the workpapers, schedules, memoranda and other documents Seller and its Representatives prepared or reviewed in determining each of the items set forth on the Closing Statement and the Audited Financial Statements and thereafter will have access to all relevant books and Records of Seller, all to the extent Buyer reasonably requires to complete its review.  Unless Buyer delivers to Seller, within the applicable period described above, written notice describing its exceptions to the Closing Statement or the Audited Financial Statements (or written notice describing the failure of Seller to comply with its obligations under this Section 2.8(d) which has resulted in Buyer’s inability to determine the exceptions to such matters), the Closing Statement and the Audited Financial Statements will be conclusive and binding on the parties.  If Buyer submits written notice detailing any exceptions to the Closing Statement or the Audited Financial Statements (or written notice describing the failure of Seller to comply with its obligations described above), then (i) for one day after the date Seller receives such letter, Seller and Buyer shall use their Best Efforts to agree on a final and binding Closing Statement or Audited Financial Statements, as applicable, and (ii) lacking such agreement, the Closing Statement or the Audited Financial Statements, as applicable, will be referred to KPMG LLP, who will determine the final and binding Closing Statement or Audited Financial Statements, as applicable, prior to the Closing Date, which determination shall thereupon be conclusive and binding upon the parties for all purposes. The costs of such accountants shall be shared equally by Seller and Buyer.

(ii)                                  The parties and their respective Representatives shall fully cooperate in the preparation of the Closing Statement and the Audited Financial Statements, including, without limitation, access to workpapers relevant thereto, as well as the books and Records related thereto.

2.9                               Consents

If Seller cannot obtain Consent to assign any Seller Contracts (any such contracts being referred to herein as the “Non-Consenting Contracts”) as of the Closing, if Seller so elects with respect to any Non-Consenting Contracts and if permitted by law, the parties shall use their respective Best Efforts to enter into an arrangement (which arrangement shall be evidenced by a written agreement in form and substance mutually satisfactory to Seller and Buyer) (a “Pass-Through Arrangement”) to provide to Buyer the benefits of the Non-Consenting Contracts for their terms (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder) and the assumption of Liability (except to the extent of Liability thereunder arising from or related to a breach by Seller prior to the Closing Date) under such Non-Consenting Contracts by Buyer.  Notwithstanding anything herein, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or any attempted sale, assignment, assumption, transfer, conveyance or delivery of the Non-Consenting Contracts.

3.                                      REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and each Shareholder represent and warrant, jointly and severally, to Buyer as follows:

3.1                               Organization and Good Standing

(a)                                  Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Except in cases where the failure to be so qualified would not have a Business Material Adverse Effect, Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)                                 Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached as Schedule 3.1(b).

(c)                                  Except as disclosed in Schedule 3.1(c), Seller has no Subsidiaries and does not own any shares of capital stock or other securities of any other Person.

3.2                               Enforceability; Authority; No Conflict

(a)                                  This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholders of the Escrow Agreement, the Noncompetition Agreements, the Transition Services Agreement and each other document, agreement, certificate and instrument to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, to the extent they are parties, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b)                                 Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)                                  breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Assets, may be subject;

(iii)                               contravene, conflict with or result in a material violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business;

(iv)                              breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; or

(v)                                 result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)                                  Except as set forth in Schedule 3.2(c), neither Seller nor either Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3                               Capitalization

The authorized equity securities of Seller consist of 100 shares of common stock, par value $1.00 per share, all of which are issued and outstanding, 85 and 15 of which are owned by Loiselle and Simile, respectively.

3.4                               Financial Statements

Attached hereto as Exhibit 3.4 is an unaudited balance sheet of Seller as at December 31,  2002 (the “Unaudited Balance Sheet”) and the related unaudited statements of income (the “Unaudited Income Statements”), changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case all consolidating schedules and the notes thereto reviewed by Herbein + Company.  Such financial statements fairly present (and the Audited Financial Statements, when delivered, will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect, and the Audited Financial Statements, when delivered, will reflect, the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5                               Books and Records

The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions.

3.6                               Sufficiency of Assets

The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller, in each case other than those relating exclusively to the Retained Business and those listed on Schedule 2.2(j).

3.7                               Description of Real Property

Schedule 3.7 contains (i) an accurate description (by location, name of lessor, date of Lease and term expiry date) of all real property Leases including, without limitation, those relating to the Real Property and (ii) a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership interest, including, without limitation, the Owned Real Property.

3.8                               Title to Assets; Encumbrances

Seller owns and will transfer to Buyer at the Closing good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Schedule 3.8 (“Permitted Encumbrances”).

3.9                               Condition of Tangible Personal Property

Each item of Tangible Personal Property that is used by Seller in the operation of the Business is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business consistent with Seller’s past practices and is free from material patent and, to Seller’s Actual Knowledge, material latent defects.  Seller makes no representations or warranties, express or implied, with respect to the condition of any items of Tangible Personal Property that are not used by Seller in the operation of the Business, and any such items of Tangible Personal Property are transferred as is.  Except as disclosed in Schedule 3.9, all Tangible Personal Property used in the Business is in the possession of Seller.

3.10                        No Undisclosed Liabilities

Except as set forth in Schedule 3.10, Seller has no Liability except for Liabilities reflected or reserved against in the Audited Balance Sheet and current Liabilities incurred in the ordinary course of business of Seller since the date of the Audited Balance Sheet, except where the existence of any other Liability would not have a Business Material Adverse Effect.

3.11                        Taxes

(a)                                  Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that were required to be filed by Seller pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.11(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Audited Balance Sheet. Except as provided in Schedule 3.11(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or, to Seller’s Knowledge, is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)                                 Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Schedule 3.11(b) contains a complete and accurate list of, all Tax Returns filed since  December 31, 1999. The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1998. Schedule 3.11(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describes any material deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no material undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.11(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.11(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Actual Knowledge. Schedule 3.11(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 3.11(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)                                  Proper Accrual.  To the Actual Knowledge, of Seller, there exists no proposed tax assessment or deficiency against Seller except as disclosed in the Audited Balance Sheet or in Schedule 3.11(c).

(d)                                 Specific Potential Tax Liabilities and Tax Situations.

(i)                                     All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)                                  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller and which would result in a Business Material Adverse Effect.

(iii)                               Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iv)                              Seller is an S corporation as defined in Code Section 1361.

(v)                                 Seller has, to its Knowledge, disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(vi)                              No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any of the Assets.

(vii)                           None of the Assets is property that Buyer is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(viii)                        None of the Assets is subject to a lease other than a “true” lease for federal income tax purposes.

3.12                        No Material Adverse Change

Since December 31, 2002, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) or, to Seller’s Knowledge, prospects of Seller, and, to Seller’s Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of Seller: (i) any change resulting from conditions generally adversely affecting the industry of which the Business is a part, so long as such conditions do not disproportionately affect the Business or the Assets, (ii) any change resulting from general economic or business conditions, (iii) any change resulting from the announcement or pendency of the Contemplated Transactions or (iv) any change resulting from compliance by Seller with the terms of this Agreement.

3.13                        Employee Benefits

(a)                                  Set forth in Schedule 3.13(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all “fringe benefit” plans and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, severance, change-in-control, layoff, salary continuation, vacation, holiday, sick leave and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) that is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) and that covers any Transferred Employees (collectively, the “Employee Plans”).

(b)                                 Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising the most current version of each Employee Plan (or, with respect to any Employee Plan which is unwritten, a written description of the principal terms of such Employee Plan), and (ii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c)                                  All group health plans covering current employees of Seller have been operated in all material respects in compliance with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608 of ERISA, and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(d)                                 Seller has not, and, to Seller’s Knowledge, no ERISA Affiliate has, incurred any material Liability or taken any action and nothing has occurred that could reasonably be expected to cause any of them to incur any material Liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single employer plan” (as defined in Section 4001(a)(15) of ERISA), or (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA), respectively, with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

3.14                        Compliance with Legal Requirements; Governmental Authorizations

(a)                                  Except as set forth in Schedule 3.14(a):

(i)                                     Seller is and, during the two-year period preceding the date of this Agreement, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;

(ii)                                  to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement in connection with Seller’s operation of the Business or ownership or use of the Assets, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with Seller’s operation of the Business or ownership or use of the Assets; and

(iii)                               during the two-year period preceding the date of this Agreement, Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement in connection with Seller’s operation of the Business or ownership or use of the Assets, or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with Seller’s operation of the Business or ownership or use of the Assets.

(b)                                 Schedule 3.14(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller and relates to the Business or the Assets.  Except as set forth in Schedule 3.14(b), each Governmental Authorization listed or required to be listed in Schedule 3.14(b) is valid and in full force and effect. Except as set forth in Schedule 3.14(b):

(i)                                     Seller is and, during the two-year period preceding the date of this Agreement, has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14(b);

(ii)                                  to Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization listed or required to be listed in Schedule 3.14(b);

(iii)                               during the two-year period preceding the date of this Agreement, Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b) or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization listed or required to be listed in Schedule 3.14(b); and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets.

3.15                        Legal Proceedings; Orders

(a)                                  Except as set forth in Schedule 3.15(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)                                     by or against Seller or that otherwise relates to or may adversely affect the Business or any of the Assets; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Actual Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15(a). There are no Proceedings listed or required to be listed in Schedule 3.15(a) that would likely result in a Business Material Adverse Effect.

(b)                                 Except as set forth in Schedule 3.15(b):

(i)                                     there is no Order to which the Business or any of the Assets is subject; and

(ii)                                  to the Knowledge of Seller, no Transferred Employee is subject to any Order that prohibits such Transferred Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)                                  Except as set forth in Schedule 3.15(c):

(i)                                     Seller is and, during the two-year period preceding the date of this Agreement, has been, in compliance in all material respects with all of the terms and requirements of each Order to which the Business or any of the Assets is or has been subject;

(ii)                                  to Seller’s Actual Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Business or any of the Assets is subject; and

(iii)                               during the two-year period preceding the date of this Agreement, Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Business or any of the Assets is or has been subject.

3.16                        Absence of Certain Changes and Events

Except as set forth in Schedule 3.16, since the date of the Unaudited Balance Sheet, Seller has conducted the Business only in the ordinary course of business and there has not been any of the following in connection with the Business:

(a)                                  payment or increase by Seller of any bonuses, salaries or other compensation to any Transferred Employee except in the ordinary course of business;

(b)                                 adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan with respect to any Transferred Employee;

(c)                                  to Seller’s Knowledge, damage to or destruction or loss of any Asset, whether or not covered by insurance;

(d)                                 entry into, amendment, modification or termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, Lease, customer or similar Contract related to the Business to which Seller is a party, (ii) any Contract or transaction related to the Business or (iii) any commitment relating to capital equipment relating to the Business;

(e)                                  sale, lease or other disposition of any Asset or the creation of any Encumbrance on any Asset;

(f)                                    cancellation or waiver of any claims or rights related to the Business;

(g)                                 notification (whether oral or in writing) to Seller from any customer or supplier of an intention to discontinue or materially change the terms of its relationship with Seller;

(h)                                 material change in the accounting methods used by Seller; or

(i)                                     Contract by Seller to do any of the foregoing.

3.17                        Contracts; No Defaults

(a)                                  Schedule 3.17(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of each Seller Contract that is being assigned to and assumed by Buyer pursuant to this Agreement.  Schedule 3.17(a) does not contain the Seller Contracts identified in Schedule 2.2(e).

(b)                                 Except as set forth in Schedule 3.17(b), neither Shareholder has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c)                                  Except as set forth in Schedule 3.17(c):

(i)                                     each Contract identified or required to be identified in Schedule 3.17(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; and

(ii)                                  each Contract identified or required to be identified in Schedule 3.17(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person.

(d)                                 Except as set forth in Schedule 3.17(d):

(i)                                     Seller is and, during the two-year period preceding the date of this Agreement, has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)                                  to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is and, at all times during the one-year period preceding the date of this Agreement, has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii)                               to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv)                              to Seller’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)                                 during the two-year period preceding the date of this Agreement, Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(e)                                  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under any Seller Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)                                    Each Contract relating to the sale or provision of products or services by Seller in connection with the Business has been entered into in the ordinary course of business of Seller and, to the Knowledge of Seller, has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18                        Environmental Matters

Except as disclosed in Schedule 3.18 and to Seller’s Knowledge, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Seller does not have any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law  with respect to the Real Property or with respect to any other property or asset (whether real, personal or mixed) in which Seller has an interest.

3.19                        Employees

(a)                                  Schedule 3.19(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b)                                 To the Actual Knowledge of Seller, no Transferred Employee is bound by any Contract that purports to limit the ability of such Transferred Employee to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To Seller’s Actual Knowledge, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way materially and adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.

3.20                        Labor Disputes; Compliance

(a)                                  Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)                                 Except as disclosed in Schedule 3.20, (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) during the two-year period preceding the date of this Agreement, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that is likely to provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and to Seller’s Knowledge, there is no organizational activity or other labor dispute against or affecting Seller; (v) to Seller’s Knowledge, no application or petition for an election of or for certification of a collective bargaining agent involving Seller is pending; (vi) no grievance or arbitration Proceeding exists that might have a Business Material Adverse Effect; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.21                        Intellectual Property

(a)                                  Except as set forth on Schedule 3.21, there are no intellectual property rights that are material to the conduct of the Business as currently conducted.

(b)                                 To the Knowledge of Seller, the conduct by Seller of the Business has not and does not infringe upon, misappropriate or conflict with any intellectual property right of any Person, and there are no pending or, to the Actual Knowledge of Seller, threatened claims alleging that Seller or the operation of the Business infringes, misappropriates or conflicts with the intellectual property rights of any Person.

3.22                        Relationships with Related Persons

Except as disclosed in Schedule 3.22, neither Seller nor either Shareholder nor any Related Person of any of them has, or since January 1, 2001 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor either Shareholder nor any Related Person of any of them owns, or since January 1, 2001 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.22, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to the Business (a “Competing Business”) in any market presently served by the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.22, neither Seller nor either Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

3.23                        Brokers or Finders

Neither Seller nor any of its employees or Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

3.24                        Solvency

Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.  Immediately after giving effect to the consummation of the Contemplated Transactions (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business, and (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business.

3.25                        Regulatory Matters

None of Seller or the officers, directors or employees of Seller or, to the Actual Knowledge of Seller,  any Person that Seller manages or for which Seller provides billing services has been charged with, or has been or is being investigated with respect to, or has engaged in, any activity that contravenes or could contravene or that constitutes or could constitute a violation of any Healthcare Law.

3.26                        Medicare/Medicaid Participation

None of Seller or any existing officer or director of Seller: (1) has had a material civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulation promulgated thereunder; (2) has been excluded from participation under the Medicare program or a state or Federal healthcare program; or (3) has been convicted of any of the categories of offenses described in Social Security Act Sections 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.  Seller or any Person owned in whole or in part by Seller has a Medicare provider number, and a participating provider agreement in force with a Medicare Part B carrier, and meets all applicable  Medicare conditions of coverage in each locale in which Seller or such entity bills directly to Medicare for services furnished by Seller or such entity.  Seller has a Medicaid provider number and a participating provider agreement, and satisfies all applicable Medicaid conditions for coverage, in each state in which Seller bills directly to such state’s Medicaid agency for services provided by Seller for Medicaid patients.

3.27                        Disclosure

No representation or warranty or other statement made by Seller or either Shareholder in this Agreement, the Schedules hereto, any supplement to the Schedules, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

3.28                        Knowledge of Breach

As of the date hereof, neither Seller nor either Shareholder has Knowledge of any breach of, or inaccuracy contained in, any of Buyer’s representations and warranties set forth in this Agreement.

4.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholders as follows:

4.1                               Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2                               Authority; No Conflict

(a)                                  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Escrow Agreement and each other document, agreement, certificate and instrument to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)                                 Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Governing Documents;

(ii)                                  any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)                               any Legal Requirement or Order to which Buyer may be subject; or

(iv)                              except as set forth on Schedule 4.2(a), any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2(a), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                               Financing

Buyer has unused borrowing capacity under its Credit Agreement to consummate the Contemplated Transactions provided that, prior to the Closing, Buyer obtains the required consents to the Contemplated Transactions of its lenders under the Credit Agreement.

4.4                               Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.5                               Brokers or Finders

Neither Buyer nor any of its employees or Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.6                               Knowledge of Breach

As of the date hereof, Buyer has no Knowledge of any breach of, or inaccuracy contained in, any of Seller’s or Shareholders’ representations and warranties set forth in this Agreement.

4.7                               Qualified Reseller

On the Closing Date, Buyer shall be a qualified reseller (or the equivalent designation) in Pennsylvania, West Virginia, Indiana, Maryland, New Jersey, Ohio and Virginia.

5.                                      COVENANTS OF SELLER PRIOR TO CLOSING

5.1                               Access and Investigation

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Shareholders shall cause Seller to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) access, during regular business hours and upon reasonable advance notice to Seller, to Seller’s personnel, properties, Contracts, customers, Governmental Authorizations concerning the Business or the Assets, books and Records and other documents and data concerning the Business or the Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information concerning the Business or the Assets as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Business and the Assets. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.

5.2                               Operation of the Business of Seller

Between the date of this Agreement and the Closing, Seller shall (and Shareholders shall cause Seller to):

(a)                                  conduct the Business only in the ordinary course of business;

(b)                                 except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of the officers, employees and agents of the Business and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it related to the Business;

(c)                                  confer with Buyer prior to implementing operational decisions related to the Business of a material nature;

(d)                                 otherwise report periodically to Buyer concerning the status of the Business, including operations and finances;

(e)                                  make no material changes in management personnel of the Business without prior consultation with Buyer;

(f)                                    maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements of this Agreement and the ordinary course of business;

(g)                                 use its Best Efforts to keep in full force and effect, without amendment, all material rights relating to the Business;

(h)                                 comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

(i)                                     continue in full force and effect Seller’s insurance coverage;

(j)                                     except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer;

(k)                                  cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring such Governmental Authorizations (if in existence) to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer as may be necessary or desirable for Buyer to conduct the Business after the Closing Date in substantially the manner in which the Business is conducted by Seller on the Closing Date;

(l)                                     upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(m)                               maintain all books and Records of Seller relating to the Business in the ordinary course of business.

Without the prior written consent of Buyer, Seller will not engage in any practice, take any action or enter into any transaction outside the ordinary course of business or engage in any practice, take any action or enter into any transaction described in Section 3.16; provided, however, that the limitations set forth in this Section 5.2 shall not apply to the conduct of the Retained Business or any other business of Seller other than the Business.

5.3                               Negative Covenant

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Shareholders shall not permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.12 or 3.16 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization relating to the Business; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

5.4                               Required Notices and Approvals

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings, if any, required under the HSR Act).  Seller and Shareholders also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller and Shareholders also shall cooperate with Buyer and its Representatives in obtaining all Material Consents (including taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period, if any, under the HSR Act and assisting Buyer in obtaining the Consent described on Schedule 5.4).  Seller will give any notices to third parties required to be given by Seller in connection with the Contemplated Transactions.  Seller shall, subject to Section 13.1, pay all reasonable fees, costs, charges and other expenses associated with or incurred in connection with obtaining such Material Consents, making such filings and giving such notices; provided, however, that such amounts shall be limited to Seller’s costs and Seller’s own attorneys’ fees and costs in connection therewith.  Seller shall not be required to pay any other amounts, including, without limitation, any fees or consideration required by any Third Parties as a condition to the granting of Consent.

5.5                               Notification

Between the date of this Agreement and the Closing, Seller and Shareholders shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that Seller or either Shareholder believes would, or would or be reasonably likely to (except as expressly contemplated by this Agreement), cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or either Shareholders’ discovery of, such fact or condition. Should any such fact or condition require any change to the Schedules to this Agreement, Seller shall promptly deliver to Buyer a supplement to such Schedules specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller and Shareholders also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller or Shareholders in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6                               No Negotiation

Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor either Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholders of Seller’s stock, the merger or consolidation of Seller or the sale of the Business or any of the Assets; provided, however, that the foregoing shall not apply to any such action relating exclusively to the Retained Business.  Seller and Shareholders shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller or either Shareholder.

5.7                               Best Efforts

Seller and Shareholders shall use their Best Efforts to cause the conditions in Article 7 and Article 8 to be satisfied; provided, that Seller and Shareholders shall pay all of their respective costs and attorneys’ fees and costs in connection with causing such conditions to be satisfied.

5.8                               Audited Financial Statements

On or prior to the date that is 10 Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) audited balance sheets of Seller as at December 31 in each of the fiscal years ended 2001 and 2002, and (ii) the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2000, 2001 and 2002, including in each case all consolidating schedules and the notes thereto, together with the report thereon of Herbein + Company, independent certified public accountants (collectively, the “Audited Financial Statements”).  The Audited Financial Statements shall be substantially in the form of Exhibit 5.8 hereto.  In connection therewith, Seller shall cause Herbein + Company to audit the Audited Financial Statements in accordance with generally accepted auditing standards and deliver its audit opinion thereon (which Seller shall deliver to Buyer on or prior to the date that is 10 Business Days prior to the Closing Date).  The provisions of Section 5.1 hereof shall apply with respect to Buyer’s review of the Audited Financial Statements.  In addition, Seller shall consent to Buyer’s access to the work papers, schedules, memoranda and other documents of Herbein + Company used or prepared by Herbein + Company in the course of its audit of the Audited Financial Statements.

5.9                               Payment of Liabilities

Between the date of this Agreement and the Closing, Seller shall pay or otherwise satisfy in the ordinary course of business all of its current Liabilities and obligations which relate to the Business and all of the Retained Liabilities, except for any such Liabilities contested in good faith by Seller and set forth in Schedule 5.9. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code and the sales tax laws of the various states (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.10                        Change of Name

On or before the Closing Date, Seller shall amend its Governing Documents and take all other actions necessary to change its name to CDL Nuclear Technologies, Inc.

5.11                        Pennsylvania RAM License

Seller shall use its Best Efforts to cause its RAM license issued by the Commonwealth of Pennsylvania, as more fully described on Schedule 5.11 hereto, to be amended to delete therefrom all references to the provision of PET services.

6.                                      COVENANTS OF BUYER PRIOR TO CLOSING

6.1                               Required Notices and Approvals

As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act).  Buyer also shall cooperate with Seller and Shareholders and their respective Representatives with respect to all filings that Seller and Shareholders elect to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Buyer also shall cooperate with Seller and Shareholders and their respective Representatives in obtaining all Material

Consents (including taking all actions reasonably requested by Seller and Shareholders to cause early termination of any applicable waiting period, if any, under the HSR Act).  Buyer will give any notices to third parties required to be given by Buyer in connection with the Contemplated Transactions  Buyer shall, subject to Section 13.1, pay all reasonable fees, costs, charges and other expenses associated with or incurred in connection with making such filings and giving such notices; provided, however, that such amounts shall be limited to Buyer’s costs and Buyer’s own attorneys’ fees and costs in connection therewith.  Buyer shall not be required to pay any other amounts, including, without limitation, any fees or consideration required by any Third Parties.

6.2                               Best Efforts

Buyer shall use its Best Efforts to cause the conditions in Article 7 and Article 8 to be satisfied; provided, that Buyer shall pay all of its costs and attorneys’ fees and costs in connection with causing such conditions to be satisfied.

6.3                               Notification

Between the date of this Agreement and the Closing, Buyer shall promptly notify Seller in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Buyer’s or Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that Buyer believes would, or would or be reasonably likely to (except as expressly contemplated by this Agreement), cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition. During the same period, Buyer also shall promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 6, breach of any covenant of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

6.4                               Service Contracts

Buyer shall use its Best Efforts to enter into service contracts with original equipment manufacturers with whom Seller currently has service contracts covering its equipment.

7.                                      CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1                               Accuracy of Representations

The representations and warranties of Seller and Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except for the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties containing a materiality qualification, which must be true in all respects, without giving effect to any investigation of, updating or supplements to, or Knowledge with respect to, the information contained in the Schedules attached hereto.

7.2                               Seller’s Performance

Seller and Shareholders shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by them prior to or at the Closing, except with respect to covenants and agreements containing a materiality qualification, which must be performed in all respects.

7.3                               Consents

(a)                                  Each of the Consents identified in Schedule 7.3(a) (the “Material Consents”) shall have been obtained and shall be in full force and effect.

(b)                                 The aggregate amount of (i) the amount by which the Customer Adjustment exceeds $500,000 and (ii) the amount of Damages Seller will suffer as a result of the inability to establish a Pass-Through Arrangement with respect to any Non-Consenting Contract shall not equal more than $1,250,000.

(c)                                  The amount by which the Damages specified in any certificate delivered by Buyer pursuant to Section 11.1, excluding Damages relating to sales and use taxes, exceeds the Basket shall not equal more than $500,000.

(d)                                 Buyer shall in good faith be able to ascertain the amount of Damages specified in any certificate delivered by Buyer pursuant to Section 11.1 for which it will be entitled to assert claims following the Closing.

(e)                                  The waiting period, if any, under the HSR Act applicable to the Contemplated Transactions shall have expired or been terminated.

7.4                               Closing Documents

Seller and Shareholders shall have caused the documents and instruments required by Section 2.7(a) to be delivered (or tendered subject only to Closing) to Buyer.

7.5                               No Proceedings

There shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6                               No Conflict

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7                               Governmental Authorizations

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing consistent with the manner in which Seller operated such Assets prior to the Closing and in compliance with all applicable Legal Requirements.

7.8                               Employees

(a)                                  Substantially all of the Transferred Employees of Seller identified on Schedule 7.8, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date; provided that Buyer shall offer employment to such Transferred Employees on terms substantially similar to the terms in effect for such Transferred Employees immediately prior to the Closing Date; provided, further, that Buyer shall not be obligated to offer to any Transferred Employee any discretionary bonus.  For purposes hereof, substantially all of the Transferred Employees shall be deemed to have accepted employment if the failure of one or more such Transferred Employees to accept employment does not result in a Business Material Adverse Effect.

(b)                                 Substantially all other employees of the Business shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

7.9                               Financing

Buyer shall have obtained the required consents to the Contemplated Transactions of its lenders under the Credit Agreement, provided, however, that Buyer shall not be required to pay any amounts in excess of $225,000 in the aggregate, including, without limitation, any fees, interest rate increases or other consideration required by the lenders under the Credit Agreement, as a condition to the granting of such required consents.

7.10                        No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.11                        No Material Adverse Change

Since December 31, 2002, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has resulted in or would reasonably be expected to result in a  material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Business.

7.12                        Audited Financial Statements

Not later than 10 Business Days prior to the Closing Date, Seller shall have delivered the Audited Financial Statements to Buyer.

7.13                        Encumbrances

No assets shall be included as part of the Assets if any of such assets are subject to an Encumbrance (other than a Permitted Encumbrance).

7.14                        Lease

Buyer and Seller shall have entered into leases or subleases relating to the Real Property in form and substance reasonably satisfactory to Buyer and Seller.

7.15                        RAM Licenses

Buyer shall have a RAM license or reciprocity status in each state in which the Business is conducted as of the Closing Date sufficient to permit Buyer to operate the Business from and after the Closing in substantially the manner in which the Business is conducted by Seller immediately prior to the

Closing.

7.16                        Billing Compliance

Buyer shall be reasonably satisfied with the results of an audit conducted by its compliance consultant regarding the compliance of Seller’s billing practices for government payors.

8.                                      CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1                               Accuracy of Representations

The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except for representations and warranties containing a materiality qualification, which must be true in all respects, without giving effect to any investigation of, updating or supplements to, or Knowledge with respect to, the information contained in the Schedules attached hereto.

8.2                               Buyer’s Performance

Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing, except with respect to covenants and agreements containing a materiality qualification, which must be performed in all respects.

8.3                               Consents

(a)                                  The aggregate amount of (i) the amount by which the Customer Adjustment exceeds $500,000 and (ii) the amount of Damages Seller will suffer as a result of the inability to establish a Pass-Through Arrangement with respect to any Non-Consenting Contract shall not equal more than $1,250,000; provided, however, that this Section 8.3(a) shall not constitute a condition to Seller’s obligation to consummate the Contemplated Transactions if the condition set forth herein fails to be satisfied as a result of any intentional breach of this Agreement by Seller or either Shareholder.

(b)                                 The amount by which the Damages specified in any certificate delivered by Buyer pursuant to Section 11.1, excluding Damages relating to sales and use taxes, exceeds the Basket shall not equal more than $500,000.

(c)                                  Buyer shall in good faith be able to ascertain the amount of Damages specified in any certificate delivered by Buyer pursuant to Section 11.1 for which it will be entitled to assert claims following the Closing.

(d)                                 The waiting period, if any, under the HSR Act applicable to the Contemplated Transactions shall have expired or been terminated.

8.4                               Closing Documents

Buyer shall have caused the documents and instruments required by Section 2.7(b) to be delivered (or tendered subject only to Closing) to Seller and Shareholders.

8.5                               No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6                               Lease

Buyer and Seller shall have entered into leases or subleases relating to the Real Property in form and substance reasonably satisfactory to Buyer and Seller.

8.7                               Reseller Certificates

Buyer shall have delivered to Seller and Shareholders copies of valid reseller certificates (or equivalent documents) for Pennsylvania, West Virginia, Indiana, Maryland, New Jersey, Ohio and Virginia.

9.                                      TERMINATION

9.1                               Termination Events

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)                                  by Buyer if a material breach of any provision of this Agreement has been committed by Seller or Shareholders and such breach has not been waived by Buyer;

(b)                                 by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

(c)                                  by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)                                 by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)                                  by mutual consent of Buyer and Seller;

(f)                                    by Buyer if the Closing has not occurred on or before August 31, 2003, or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement;

(g)                                 by Seller if the Closing has not occurred on or before August 31, 2003, or such later date as the parties may agree upon, unless the Seller or Shareholders are in material breach of this Agreement;

(h)                                 by Seller or Buyer if the aggregate amount of (i) the amount by which the Customer Adjustment exceeds $500,000 and (ii) the amount of Damages Seller will suffer as a result of the inability to establish a Pass-Through Arrangement with respect to any Non-Consenting Contract shall not equal more than $1,250,000;

(i)                                     by Seller or Buyer if the amount by which the Damages specified in any certificate delivered by Buyer pursuant to Section 11.1, excluding Damages relating to sales and use taxes, exceeds the Basket would exceed $500,000; or

(j)                                     by Seller or Buyer if Buyer is not able to ascertain in good faith the amount of Damages specified in any certificate delivered by Buyer pursuant to Section 11.1 for which it will be entitled to assert claims following the Closing.

9.2                               Effect of Termination

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate without any further Liability hereunder, except that the obligations of the parties in this

Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive; provided, however, that, if this Agreement is terminated by a party because of a breach of a covenant or an intentional breach of a representation or warranty (but not an unintentional breach of a representation or warranty) in this Agreement or fraud by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all remedies available to it will survive such termination unimpaired.

10.                               ADDITIONAL COVENANTS

10.1                        Employees and Employee Benefits

(a)                                  Effective as of the Closing Date, Seller shall have terminated all Transferred Employees in accordance with all applicable Legal Requirements, and Seller shall pay (i) all wages, salaries and other employee benefits due said employees up to and including such Closing Date, and (ii) any and all payments to employees required under the WARN Act.

(b)                                 Buyer may interview all employees of Seller and shall offer employment to at least  110 employees of Seller.  Buyer will, at least ten days prior to the Closing Date, provide Seller with a list of employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Transferred Employees”).  It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

10.2                        Payment of All Taxes Resulting from Sale of Assets by Seller

Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3                        Reports and Returns

Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business as conducted using the Assets, to and including the Closing Date.

10.4                        Assistance in Proceedings

Each party will use its respective Best Efforts to cooperate with the other parties and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Business.

10.5                        Noncompetition, Nonsolicitation and Nondisparagement

(a)                                  Noncompetition. For a period of five years after the Closing Date, Seller shall not, anywhere in Pennsylvania, West Virginia, Connecticut, New Jersey, Indiana, Ohio, Virginia,  Maryland, Michigan, Arizona, California, Florida, Illinois, Maine, Mississippi, Missouri, Nevada, New Hampshire, New York, North Carolina, Oklahoma, Tennessee, Alabama, Kentucky, Louisiana, South Carolina, Texas, Georgia, Massachusetts and Vermont (the “Restricted Territory”), directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or, to Seller’s Knowledge, planning to become engaged in a business relating to CT, renal lithotripsy, PET or MRI (a “Competitive Business”).  Notwithstanding the foregoing, ownership of less than 5% of a public company, the stock of which is actively traded on a national securities exchange, shall not constitute a violation of this Section 10.5.  Notwithstanding the foregoing, if Seller cannot obtain Consent to assign any Non-Consenting Contracts, and if the Closing occurs, Seller and Shareholders shall be permitted to (i) perform Seller’s obligations pursuant to, and, unless a Pass-Through Arrangement can be established pursuant to Section 2.9, obtain all benefits from, any such Non-Consenting Contracts and (ii) perform Seller’s obligations pursuant to any Pass-Through Arrangement for the benefit of Buyer; provided, however, that Seller’s performance of any obligations under any Non-Consenting Contracts following the Closing shall only not constitute a violation of this Section 10.5 to the extent Seller performs only those obligations that are required to be performed pursuant to the terms of, and only during the term of, any such Non-Consenting Contract.

(b)                                 Nonsolicitation by Seller. For a period of five years after the Closing Date, Seller shall not, directly or indirectly:

(i)                                     solicit the business of any Person who is a customer of the Business for the purpose engaging in a Competitive Business with such Person anywhere in the Restricted Territory;

(ii)                                  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer in a Competitive Business in the Restricted Territory or in any way interfere with its relationship with Buyer;

(iii)                               cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Business as conducted by Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer in a Competitive Business in the Restricted Territory or in any way interfere with its relationship with Buyer; or

(iv)                              without the prior written consent of Buyer, which will not be unreasonably withheld, hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or any person that was, within the prior three month period, an employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

Notwithstanding the foregoing, nothing in this Section 10.5 shall prohibit Seller from soliciting the business of any Person who is a customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer for the purpose of engaging in the Retained Business with such Person or engaging in a Competitive Business outside the Restricted Territory.

(c)                                  Nonsolicitation by Buyer.  For a period of five years after the Closing Date, Buyer shall not, directly or indirectly, without the prior written consent of Seller, which will not be unreasonably withheld, hire, retain or attempt to hire or retain any employee or independent contractor of Seller or any person that was, within the prior three month period, an employee or independent contractor of Seller or in any way interfere with the relationship between Seller and any of its employees or independent contractors.

(d)                                 Nondisparagement. After the Closing Date, no party will disparage any other party or any of such other party’s shareholders, directors, officers, employees or agents; provided, however, that nothing in this Section 10.5(d) shall prevent any party from making any claims in connection with Proceedings relating to this Agreement.

(e)                                  Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.5(a) through (d) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Sections 10.5(a), (b), (d) and (e) are reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.6                        Customer and Other Business Relationships

Until the first anniversary of the Closing Date, Seller will use its Best Efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller and Shareholders shall assist Buyer in pursuing all outstanding offers, solicitations, proposals and leads made by or to Seller to enter into any Contract prior to the Closing.  Until the first anniversary of the Closing Date, Seller will refer to Buyer all inquiries relating to the Business.

10.7                        Retention of and Access to Records

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer.  Buyer also shall provide Seller and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.8                        Further Assurances

Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.  In addition, Seller and Shareholders shall cooperate with Buyer in the event that Buyer institutes any proceedings to collect or enforce any claim or right included in the Assets.

10.9                        Tax Matters

(a)                                  Each of Buyer, on the one hand, and Seller, on the other, shall (i) provide, or cause to be provided, to each other’s respective Subsidiaries, officers, employees, Representatives and affiliates, such assistance as may reasonably be requested, including making available employees and the books and

Records of Seller relating to the Assets, by any of them in connection with the preparation of any Tax Return or any audit of Seller in respect of which Buyer or Seller is responsible and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits.

(b)                                 Each of Buyer, on the one hand, and Seller, on the other, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than (i) ten Business Days after the receipt of any notice of any audit which could affect the Tax Liability of the other party for any taxable year or (ii) 15 Business Days prior to the settlement or final determination of any audit for which it was responsible which could affect the Tax Liability of such other party for any taxable year.

(c)                                  All personal and real property Taxes imposed on the Business shall be prorated and apportioned between Buyer and Seller as of the end of the Closing Date (the “Cut-Off Time”).  Seller shall be responsible for the same up to the Cut-Off Time and Buyer shall be responsible for the same from and after the Cut-Off Time.  If the actual amount to be prorated is not known on the Closing Date, then the proration shall be made on the basis of the best evidence then available; and when actual figures are later received, a cash settlement shall be made between Seller and Buyer.

(d)                                 Seller and Shareholders shall be jointly and severally liable for, shall pay to the appropriate Tax authorities, and shall hold Buyer harmless against, Taxes of, imposed on, or related to the Business that is sold to Buyer hereunder with respect to the taxable periods or portions thereof ending before or on the Cut-Off Time.  Transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions shall be paid by Seller.  Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.  Seller shall be entitled to all Tax refunds (including interest) attributable to the taxable periods in respect of which Seller is so obligated to indemnify Buyer, except to the extent that Buyer has paid Seller in respect of the Taxes which are the subject of such refunds.

(e)                                  Buyer shall be liable for, shall pay to the appropriate Tax authorities, and shall indemnify and hold Seller harmless against all Taxes of, imposed on or related to the Business that is sold to Buyer hereunder with respect to the taxable periods or portions thereof that begin after the applicable Cut-Off Time.  Buyer shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which Buyer is so obligated to indemnify and hold harmless Seller.

(f)                                    Buyer and Seller agree to act in good faith to resolve any differences between them regarding any apportionment of Taxes required hereunder.  In the event that agreement cannot be reached, the parties will jointly choose an independent certified public accounting firm, whose decision shall be final.  The costs of such firm shall be shared equally between Seller and Buyer.  Such apportionment shall be binding on all parties for all Tax purposes and the parties hereto agree to prepare and file all Tax Returns in a manner consistent therewith.

(g)                                 Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or take or omit to take any other action if such action or omission would have the effect of increasing the Tax Liability of Buyer.

10.10                 Use of Name

Notwithstanding anything set forth in this Agreement to the contrary, (i) Seller shall be permitted to use the names “CDL,” “CDL Medical Technologies” and derivations thereof in connection with Seller’s operation of the Retained Business, and (ii) CDL Medical, Inc. and CDL Medical Tech, Inc. shall be permitted to use their respective names and derivations thereof in connection with the operation of their respective businesses as conducted or contemplated to be conducted on the date hereof, in each case in any manner that does not unreasonably interfere with or otherwise materially and adversely affect the Business as conducted by Buyer after the Closing Date.

11.                               INDEMNIFICATION; REMEDIES

11.1                        Survival

All representations, warranties, covenants and obligations in this Agreement, the Schedules hereto, the supplements to the Schedules, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by (i) any investigation (including any environmental investigation or assessment) conducted with respect to, (ii) any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date or (iii) any supplements to the Schedules attached hereto, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.  Notwithstanding the foregoing, if, on or prior to the Closing Date, Buyer has Actual Knowledge (i) that it is entitled to assert claims for Damages, or (ii) of any fact or circumstance that is reasonably likely to result in Seller or Shareholders being responsible for any Damages (“Pre-Closing Claims”), it shall promptly, but in any event prior to the Closing, provide Seller with a certificate executed by an officer of Buyer that sets forth a description of all such matters and Buyer’s estimate of applicable Damages (the “Certified Damages Amount”), or if Buyer determines in good faith that the amount of Damages is not ascertainable, the certificate shall state that Damages are not ascertainable.

11.2                        Indemnification and Reimbursement by Seller and Shareholders

Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, employees, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), to the extent arising from or in connection with:

(a)                                  any breach of any representation or warranty made by Seller or either Shareholder in (i) this Agreement (without giving effect to any supplement to the Schedules), (ii) the Schedules hereto, (iii) the supplements to the Schedules, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s and Shareholders’ representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Schedules, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

(b)                                 any breach of any covenant or obligation of Seller or either Shareholder in this Agreement;

(c)                                  any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or either Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d)                                 any matter disclosed in Schedule 3.15(a) or Schedule 3.20;

(e)                                  any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions, unless such Damages result from an action of Buyer, other than its noncompliance with Bulk Sales Laws or fraudulent transfer law;

(f)                                    any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

(g)                                 the operation, maintenance or termination of any Employee Plan established or maintained by Seller (before or after the Closing); or

(h)                                 any Retained Liabilities.

11.3                        Indemnification and Reimbursement by Buyer

Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)                                  any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)                                 any breach of any covenant or obligation of Buyer in this Agreement;

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)                                 any Assumed Liabilities; or

(e)                                  any Liabilities arising out of the ownership or operation of the Business or the Assets subsequent to the Closing Date, other than any Liabilities arising out of the Retained Liabilities.

11.4                        Limitations on Amount – Seller and Shareholders

Seller and Shareholders shall have no liability for indemnification until the total of all Damages with respect to such matters exceeds $250,000 (the “Basket”), and then only for the amount by which such Damages exceed the Basket; provided, however, that if, prior to the Closing, Buyer has asserted claims for Damages in an aggregate amount exceeding the Basket and the Closing occurs, from and after the Closing, Seller and Shareholders shall have no liability for indemnification with respect to claims under Section 11.2(a) until the total of all Damages (in excess of the Basket) with respect to such matters exceeds $10,000, and then for the entire amount of such Damages, including those not in excess of $10,000; provided, further, that in the event that the aggregate amount of such Damages does not exceed $10,000 on the second anniversary of the Closing Date, Seller and Shareholders shall have liability with respect to all such claims regardless of amount.  Seller’s and the Shareholders’ aggregate liability for money Damages will not exceed an amount equal to $9,000,000.  However, this Section 11.4 will not apply to claims under Section 11.2(b) through (h) or to matters arising in respect of Sections 3.1, 3.2, 3.8, 3.11, 3.13, 3.18, 3.23, 3.24 or 3.28 or to any  intentional breach by Seller or either Shareholder of any covenant or obligation or claims for fraud, and Seller and the Shareholder responsible for such intentional breach will be jointly and severally liable for all Damages with respect to such breaches.  Seller and Shareholders shall have no liability for indemnification with respect to matters arising in respect of Section 3.4 to the extent that Buyer is fully reimbursed in respect of such matters by virtue of the reduction in the Purchase Price as a result of the EBITDA Audit Adjustment.  The amount of Damages required to be paid by Seller and Shareholders in respect of Damages will be reduced to the extent of 75% of any amounts Buyer actually receives pursuant to the terms of the insurance policies (if any) covering any such Damages.  In addition, to the extent that any Damages in respect of which Seller is indemnified result in an actual reduction in the Tax Liabilities of Seller (“Seller Tax Benefit”) after taking into account any increased Tax Liabilities or decreased asset bases created by receipt of any indemnification payments hereunder, all as determined by Seller in its sole discretion, Seller shall repay to Buyer, as the case may be, such net amount; provided, however, that any disallowance or reduction of any Seller Tax Benefit subsequent to the year of realization including any related interest and penalties shall be treated as Damages and shall be subject to indemnification by Buyer hereunder.  Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or the Shareholders have liability for indemnification in respect of any Pre-Closing Claims (other than claims relating to sales and use taxes) for any amount in excess of the Certified Damages Amount, regardless of whether the Certified Damages Amount, as certified by Buyer, was accurate.  If, however, a certificate delivered by Buyer pursuant to Section 11.1 states that the amount of Damages relating to the matter described therein are not ascertainable, if the Closing occurs, the amount of such Damages shall not be limited by virtue of the fact that Buyer delivered a certificate pursuant to Section 11.1.

11.5                        Limitations on Amount – Buyer

Buyer will have no liability for indemnification until the total of all Damages with respect to such matters exceeds the Basket, and then only for the amount by which such Damages exceed the Basket.  Buyer’s aggregate liability for money Damages will not exceed an amount equal to $9,000,000.  However, this Section 11.5 will not apply to claims under Section 11.3(b) through (e) or matters arising in respect of Section 4.1, 4.2, 4.5 or 4.6 or to any intentional breach by Buyer of any covenant or obligation or claims for fraud, and Buyer will be liable for all Damages with respect to such breaches.  The amount of Damages required to be paid by Buyer in respect of Damages will be reduced to the extent of 75% of any amounts Seller and Shareholders actually receive pursuant to the terms of the insurance policies (if any) covering any such Damages.  In addition, to the extent that any Damages in respect of which Buyer Indemnified Persons are indemnified result in an actual reduction in the Tax Liabilities of Buyer Indemnified Persons (“Buyer Tax Benefit”) after taking into account any increased Tax Liabilities or decreased asset bases created by receipt of any indemnification payments hereunder, all as determined by Buyer in its sole discretion, Buyer shall repay to Seller or Shareholders, as the case may be, such net amount; provided, however, that any disallowance or reduction of any Buyer Tax Benefit subsequent to the year of realization including any related interest and penalties shall be treated as Damages and shall be subject to indemnification by Seller and Shareholders hereunder.

11.6                        Time Limitations

(a)                                  If the Closing occurs, Seller and Shareholders will have liability for indemnification with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made until the expiration of the statute of limitations applicable to such claim (as it may from time to time be extended)) or (ii) a representation or warranty (other than those in Sections 3.1, 3.2, 3.8, 3.11, 3.13, 3.18, 3.22, 3.23, 3.24 and 3.28, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)                                 If the Closing occurs, Buyer will have liability for indemnification with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made until the expiration of the statute of limitations applicable to such claim (as it may from time to time be extended)) or (ii) a representation or warranty (other than that set forth  in Section 4.1, 4.2, 4.5 or 4.6, as to which a claim may be made at any time), only if on or before the second anniversary of the Closing Date, Seller or Shareholders notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.

11.7                        Escrow

Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may give notice of a claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to exercise such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.8                        Third-Party Claims

(a)                                  Within ten Business Days after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim; provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim or its ability to mitigate damages is prejudiced by the Indemnified Person’s failure to give such notice.

(b)                                 If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person by the Indemnified Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person to the extent the Indemnifying Person has an indemnification obligation under this Article 11.

(c)                                  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)                                 With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e)                                  With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.9                        Other Claims

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.10                 Exclusive Remedy

The indemnification provided in this Article 11 as well as the remedies set forth in Seller’s Closing Documents and Buyer’s Closing Documents shall be the exclusive remedies available to the parties following the Closing with respect to any claims arising out of or in connection with the Contemplated Transactions including, without limitation, any claims for breach of any representation, warranty, covenant or agreement made by the parties in this Agreement, except for claims of intentional misrepresentation or fraud.

11.11                 Mitigation

Notwithstanding anything to the contrary herein, in the event any party has or acquires Knowledge of any fact or circumstance that would or could result in any other party being responsible for any Damages pursuant to Section 11.2, Section 11.3 or otherwise, such party shall use its Best Efforts to mitigate the extent of any such Damages.  A party shall be responsible for that portion of any Damages that results exclusively from such party’s failure to take reasonable steps to mitigate the extent of such Damages.

12.                               CONFIDENTIALITY

12.1                        Pre-Closing Obligations

No party or their respective affiliates, employees, agents and Representatives will disclose to any Third Party any Confidential Information concerning the business or affairs of any other party that it may have acquired from such party in the course of pursuing the Contemplated Transactions without the prior written consent of such party.

12.2                        Post-Closing Obligations

Neither Seller nor the Shareholders nor any of their respective affiliates, employees, agents or Representatives will disclose to any Third Party any Confidential Information concerning the Business that Seller, either Shareholder or their respective affiliates, employees, agents or Representatives acquired prior to the Closing Date during their operation of the Business.  Neither Buyer nor any of its affiliates, employee, agents or Representatives will disclose to any Third Party any Confidential Information concerning Seller (other than with respect to the Business).

12.3                        Exceptions

Notwithstanding the foregoing, any party may disclose any such Confidential Information as follows:  (i) to such party’s affiliates and its or its affiliates’ employees, lenders, counsel or accountants, the actions for which the applicable party will be responsible; (ii) to comply with any applicable Legal Requirements or Order, provided that prior to making any such disclosure, the party making the disclosure notifies the other party of any Proceeding of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (ii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the party or its affiliates making such disclosure; (iv) to the extent that the same information is in the possession (on a non-confidential basis) of the party making such disclosure prior to receipt of such Confidential Information; (v) to the extent that the party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (vi) to the extent that the same information becomes available to the party making such disclosure on a non-confidential basis from a source other than a party or its affiliates, which source, to the disclosing party’s Knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the other party.  If the Contemplated Transactions are not consummated, each party will return or destroy as much of the Confidential Information concerning the other party as the parties that have provided such information may reasonably request.  Notwithstanding the foregoing, the parties contemplate the issuance of a joint public announcement in connection with the execution of this Agreement and the consummation of the Contemplated Transactions.  Before making any such public announcement, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the parties hereto or use good faith efforts to obtain the other party’s approval of the text of any public announcement to be made solely on behalf of such party.  If the parties hereto are unable to agree on or approve such a public statement or announcement and a party is of the good faith opinion that such statement or announcement is required by Legal Requirements or the rules of any stock exchange, then such party may make or issue the legally required statement or announcement.

13.                               GENERAL PROVISIONS

13.1                        Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of (a) the HSR Act filing fee and (b) the fees and expenses of the escrow agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2                        Public Announcements

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholders nor any of their employees or Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholders has been disclosed to Buyer or its employees or Representatives, that Buyer or its employees or Representatives have inspected any portion of the Confidential Information of Seller or Shareholders, that any Confidential Information of Buyer has been disclosed to Seller, Shareholders or their employees or Representatives or that Seller, Shareholders or their employees or Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3                        Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller or Shareholders (before the Closing):

CDL Medical Technologies, Inc.

6400 Brooktree Road, Suite 350

Wexford, Pennsylvania  15090

Attention: Keith Loiselle

Fax no.: (724) 935-0955

E-mail address: cdlmedic@sgi.net

with a mandatory copy to:

Metz Lewis LLC

11 Stanwix Street

18th Floor

Pittsburgh, Pennsylvania  15222

Attention: Christopher A. Brodman, Esq.

Fax no.: (412) 918-1199

E-mail address: cbrodman@metzlewis.com

Seller or Shareholders (after the Closing):

CDL Nuclear Technologies, Inc.

6400 Brooktree Road

Wexford, Pennsylvania  15090

Attention: Keith Loiselle

Fax no.: (412) 918-1199

E-mail address: cdlmedic@sgi.net

with a mandatory copy to:

Metz Lewis LLC

11 Stanwix Street

18th Floor

Pittsburgh, Pennsylvania  15222

Attention: Christopher A. Brodman, Esq.

Fax no.: (412) 918-1199

E-mail address: cbrodman@metzlewis.com

Buyer:

InSight Health Corp.

26250 Enterprise Court, Suite 100

Lake Forest, California  92630-8405

Attention: General Counsel

Fax no.: (949) 462-3703

with a mandatory copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York  10022

Attention: Stephen C. Koval, Esq.

Fax no.: (212) 836-8689

E-mail address: skoval@kayescholer.com

13.4                        Jurisdiction; Service of Process

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the Commonwealth of Pennsylvania, County of Allegheny, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Pennsylvania, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

13.5                        Enforcement of Agreement

The parties acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6                        Waiver; Remedies Cumulative

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7                        Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8                        Schedules

(a)                                  The information in the Schedules hereto constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.

(b)                                 The statements in the Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, unless a Schedule contains an express cross-reference(s) to other Schedules.

(c)                                  To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Schedules does not constitute a determination by Seller and Shareholders that any such matter is material.  The disclosure of any information concerning a matter in the Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.

13.9                        Assignments, Successors and No Third-Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer (provided that in such case, Buyer shall remain jointly and severally liable with such Subsidiary for Buyer’s obligations under this Agreement) and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.  At such time after the Closing that Seller transfers its assets, liquidates, dissolves and/or winds-up its affairs, the successor to Seller, including, without limitation, any Person that conducts the Retained Business following the Closing, shall become bound by and become Liable for the obligations of Seller hereunder, and Seller and Shareholders shall cause such Person to execute all documents and take such further action as may be necessary or desirable to implement the provisions of this sentence.

13.10                 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11                 Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement.

13.12                 Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13                 Governing Law

This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

13.14                 Execution of Agreement

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INSIGHT HEALTH CORP.

By:	/s/ MICHAEL A. BOYLAN
	Name:	Michael A. Boylan
	Title:	Executive Vice President, Chief
Development Officer

CDL MEDICAL TECHNOLOGIES, INC.

By:	/s/ KEITH E. LOISELLE
	Name:	Keith E. Loiselle
	Title:	President

/s/ KEITH E. LOISELLE
Keith E. Loiselle

/s/ DAVID J. SIMILE
David J. Simile